INDEX
NAME	                     PAGE


Bruce C. Klink...............> 1
Jeffrey A. Murphy ...........> 2
John C. Kukich ..............> 3
James D. Blasingame..........> 4
Dean W. Haldeman ............> 5
E. Kevin Stiles .............> 6





Page 1 of 6
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2001

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Bruce C. Klink
   1717 E. 9th Street, Cleveland, OH  44114-2800

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   The East Ohio Gas Company, CNG Transmission Corporation, Virginia Natural Gas Company, The Peoples Natural Gas Company, Hope Gas, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Vice President Marketing & Rates

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Bruce C. Klink            The East Ohio Gas Company, CNG Transmission
                          Corporation, Virginia Natural Gas Company,
                          The Peoples Natural Gas Company, Hope Gas, Inc.

          Salary or other compensations
received                           to be received
  (a)                                    (b)
(Filed under confidential treatment pursuant to Rule 104(b))
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        None

   (b)  Itemized list of all other expenses:
        None

Date:  January 29, 1999       (Signed) /s/ Bruce C. Klink

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 2 of 6
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2001

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Jeffrey A. Murphy
   1717 E. 9th Street, Cleveland, OH 44114-2800

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   The East Ohio Gas Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Director Rates & Gas Transportation

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Jeffrey A. Murphy                 The East Ohio Gas Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
(Filed under confidential treatment pursuant to Rule 104(b))
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        None

   (b)  Itemized list of all other expenses:
        None

Date:  January 29, 1999       (Signed) /s/ Jeffrey A. Murphy

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 3  of 6
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2001

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   John C. Kukich
   1717 E. 9th Street, Cleveland, OH 44114-2800

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   The East Ohio Gas Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Director Government Affairs Affairs

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
John C. Kukich                 The East Ohio Gas Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
(Filed under confidential treatment pursuant to Rule 104(b))
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        None

   (b)  Itemized list of all other expenses:
        None

Date:  January 29, 1999       (Signed) /s/ John C. Kukich

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 4 of 6
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2001

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   James D. Blasingame
   445 West Main Street, Clarksburg, WV 26301

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corporation; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Director, Storage

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
James D. Blasingame                 CNG Transmission Corporation


          Salary or other compensations
received                           to be received
  (a)                                    (b)
(Filed under confidential treatment pursuant to Rule 104(b))
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        None

   (b)  Itemized list of all other expenses:
        None

Date:  January 29, 1999       (Signed) /s/ James D. Blasingame

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 5 of 6
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2001

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Dean W. Haldeman
   445 West Main Street, Clarksburg, WV 26301

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corporation; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Director, Natural Gas Liquids

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Dean W. Haldeman                 CNG Transmission Corporation


          Salary or other compensations
received                           to be received
  (a)                                    (b)
(Filed under confidential treatment pursuant to Rule 104(b))
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        None

   (b)  Itemized list of all other expenses:
        None

Date:  January 29, 1999       (Signed) /s/ Dean W. Haldeman

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 6 of 6
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2001

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   E. Kevin Stiles
   445 West Main Street, Clarksburg, WV 26301

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corporation; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Supervisor, Reservoir Enhancement

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
E. Kevin Stiles                 CNG Transmission Corporation


          Salary or other compensations
received                           to be received
  (a)                                    (b)
(Filed under confidential treatment pursuant to Rule 104(b))
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        None

   (b)  Itemized list of all other expenses:
        None

Date:  January 29, 1999       (Signed) /s/ E. Kevin Stiles

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.